INFORMATION STATEMENT

Wilmington Funds

Wilmington International Fund

(f/k/a Wilmington Multi-Manager International Fund)

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington International Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of the Trust (the “Board” or the “Trustees”) of an amended sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Allianz Global Investors U.S. LLC, a sub-adviser retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board, to select sub-advisers and to enter into new or amended sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about March 12, 2018 to shareholders of record of the Fund as of February 20, 2018. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington International Fund, P.O. Box 9828, Providence, Rhode Island 02940-8025.

The Fund is a multi-manager fund that has retained an investment adviser and several sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among international equity strategies managed by the following sub-advisers: Allianz Global Investors U.S. LLC (“Allianz”), AXA Investment Managers, Inc., Berenberg Asset Management LLC, Nikko Asset Management Americas, Inc., and Schroder Investment Management North America, Inc.

NEW EQUITY STRATEGY MANAGED BY ALLIANZ

At the November 27-28, 2017 meeting of the Board (the “November meeting”), WFMC reported that it had conducted an analysis of the Fund, its structure and the current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that the sub-advisory agreement among the Trust, WFMC, and Allianz (the “Amended Sub-Advisory Agreement”) be amended and approved by the Board. WFMC believes an additional high dividend Europe strategy (the “Dividend Strategy”) to be managed by Allianz would be a qualified and appropriate strategy for the Fund, after considering the results of due diligence meetings with Allianz and the impact the Dividend Strategy will have on the Fund’s overall investment objectives and strategies. WFMC believes the allocation of the Fund’s assets to the Dividend Strategy will improve the performance of the Fund, due in part to the strategy’s exclusively regional focus on higher dividend-paying securities. Allianz will implement the Dividend Strategy alongside the European equity growth strategy (the “Growth Strategy”) that it currently manages for its sleeve of the Fund’s assets.

Allianz’ Dividend Strategy is a portfolio consisting of approximately 100 to 150 highly liquid European equity securities. The three main objectives of the strategy are (i) long-term outperformance of the MSCI Europe Value Index (the “benchmark”), (ii) a portfolio dividend yield exceeding 4%, and (iii) a long-term absolute risk below the benchmark. The process for selecting potential equity holdings involves three stages, and at each stage the Allianz portfolio management team will rely on a mix of quantitative investment management tools as well as fundamental analysis of individual security issuers, which will be provided by an 80-person equity management team that also supports the Allianz Growth Strategy. The first stage of the selection process involves screening stocks for attractive dividend payout ratios that are backed by solid free cash flows by the issuer. Secondly, stocks are scored for dividend quality, which includes measures involving dividend yield, dividend reliability, and dividend growth. Finally, stock selection is verified on the basis of forward-looking fundamental analyst information, which as an example includes whether analysts believe the stock is a value trap or whether there is reason to believe a dividend policy might change.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to the Dividend Strategy managed by Allianz.

Kai Hirschen, Ph.D., is a portfolio manager in the Systematic Equity team. He manages Global Dividend products, including Enhanced Dividend strategies with option overlays. He joined the Allianz Global Investors Systematic Equity team in January 2009 with responsibilities in quantitative research and development. Previously, Dr. Hirschen worked for a leading international consultancy, specializing in the area of risk management and risk modeling. He graduated with a mathematics degree from the University of Hannover, Germany in 2003 and received a Ph.D. in numerical modeling at the University of Technology in Darmstadt, Germany in 2004. He also obtained a master’s degree in finance and accounting from Goethe University Frankfurt, Germany in 2008. He is a Chartered Financial Analyst (CFA), a Chartered Alternative Investment Analyst (CAIA) and a Certified Financial Risk Manager (FRM).

Karsten Niemann is a portfolio manager in the Systematic Equity team. He manages Best Styles Europe Equity as well as European High Dividend mandates with more than $9 billion in assets under management. He joined Allianz in 1998 as a quantitative analyst. In his capacity as portfolio manager he has successfully managed the Best Styles Global and Best Styles Euroland products. Mr. Niemann obtained a master’s degree in economics from the University of Bonn, Germany and has been a Chartered Financial Analyst (CFA) since 2001.

Allianz sub-advises a portion of the Fund and is a registered investment adviser under the Investment Advisers Act of 1940, with its principal executive office located at 1633 Broadway, New York, New York 10019. As of December 31, 2017, Allianz had assets under management of approximately $108.8 billion.

The name and principal occupation of the principal executive officers of Allianz are as follows:

Name	Position with Allianz
Douglas Eu	Chief Executive Officer
Erin Bengtson-Olivieri	Chief Financial Officer
Barbara Claussen	Chief Operating Officer
Paul Koo	Chief Compliance Officer
Peter Bonanno	Chief Legal Officer
Andreas Utermann	Global Chief Investment Officer

Allianz is a wholly owned subsidiary of Allianz SE, a large financial services provider and a publicly traded company. The address for each principal officer listed is the same as the address for the principal executive office for Allianz.

BOARD APPROVAL OF THE NEW SUB-ADVISORY AGREEMENT

At the November meeting, the Board, including a majority of those Trustees who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), discussed and approved, for the Fund, the Amended Sub-Advisory Agreement with Allianz. The Trustees were provided with detailed materials relating to the new strategy to be managed by Allianz in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the November meeting, the Trustees met in person the Adviser, Trust, Counsel, and others. The Independent Trustees met with and were advised by Counsel in executive session.

In evaluating the Amended Sub-Advisory Agreement, the Trustees took into account management style, investment strategy, and prevailing market conditions as well as the Sub-Adviser’s investment philosophy and process, as described in this Information Statement, past performance, and personnel. The Trustees also took into account the Adviser’s evaluation and recommendation of the approval of the Sub-Adviser’s new strategy. The Trustees also reviewed information concerning, among other things: (i) the nature, extent and quality of the services to be provided by the Sub-Adviser; (ii) the Sub-Adviser’s anticipated cost of/profitability in providing the services to the Fund; (iii) possible fall-out benefits to the Sub-Adviser due to its position with the Fund, including the use of soft dollars; (iv) whether the Fund may benefit from possible economies of scale realized by the Adviser in the event of growth of assets of the Fund; (v) the proposed fee for the new strategy managed by the Sub-Adviser and fees charged by the Sub-Adviser to other pooled investment vehicles for similar services; and (viii) the Adviser’s recommendation that the Independent Trustees approve the Amended Sub-Advisory Agreement and the Adviser’s view that the fee payable to the Sub-Adviser was fair and reasonable.

After discussion and consideration among themselves, and with Counsel and the Adviser, the Board, including all of the Independent Trustees, determined that the fee to be paid by the Fund to the Sub-Adviser under the applicable Amended Sub-Advisory Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the Amended Sub-Advisory Agreement was in the best interests of the Fund and its shareholders and approved the Amended Sub-Advisory Agreement. The Sub-Adviser was allocated Fund assets on December 19, 2017.

AMENDED SUB-ADVISORY AGREEMENT

The Amended Sub-Advisory Agreement was approved by the Trustees on November 28, 2017. In accordance with the Manager of Managers Order, the Amended Sub-Advisory Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Amended Sub-Advisory Agreement.

General.  Under the terms of the Amended Sub-Advisory Agreement, the Sub-Adviser is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, the Sub-Adviser determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act, and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that the Sub-Adviser will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions the Sub-Adviser effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions.  The Sub-Adviser places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistent with the policy of obtaining best execution, the Sub-Adviser may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to the Sub-Adviser. The Sub-Adviser is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. The Sub-Adviser has authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board.

Compensation.  For services rendered under the Amended Sub-Advisory Agreement, the Sub-Adviser receives an annual fee paid monthly on the assets allocated for its management. The following are the rates paid to the Sub-Adviser by the Fund:

Allianz - 0.25% on all assets allocated to the Dividend Strategy.

Liability of the Sub-Adviser.  The Amended Sub-Advisory Agreement provides that the Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term.  The initial term of the Amended Sub-Advisory Agreement shall commence on the date of each Agreement and shall end on September 30, 2018. The Amended Sub-Advisory Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that the Amended Sub-Advisory Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination.  Under the terms of the Amended Sub-Advisory Agreement, the Amended Sub-Advisory Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

The Amended Sub-Advisory Agreement may also be terminated by WFMC or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by WFMC or the Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

In addition, the Amended Sub-Advisory Agreement shall terminate automatically in the event of its assignment.

ADDITIONAL INFORMATION ABOUT WFMC AND AFFILIATES

The Investment Adviser, Affiliated Sub-Adviser and Co-Administrator

WFMC serves as the investment adviser to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 15, 2017. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment adviser performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; and (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board enter into one or more sub-advisory agreements with a sub-adviser pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive an annual investment advisory fee of 0.45%, paid daily as a percentage of average daily net assets. WFMC has contractually agreed to waive until August 31, 2018 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding fund of fund expenses, taxes, extraordinary expenses, brokerage commissions, and interest) expressed as an annualized percentage of average daily net assets, do not exceed 0.91% and 1.04% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2017 was $535,740.

WTIA, 111 South Calvert Street, 26th Floor, Baltimore, Maryland 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Administrative fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2017 was $130,193.

Donald E. Foley, an “interested” Trustee of the Trust, previously held positions with Wilmington Trust Corporation, M&T Bank Corporation and M&T Bank, the parent of the Fund’s Adviser. Christopher D. Randall, an “interested” Trustee of the Trust, holds positions with the Trust, Wilmington Trust’s Wealth and Institutional Services Division and M&T Bank, the parent of the Fund’s Adviser. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Christopher D. Randall	President	Senior Vice President (M&T)
Jeffrey M. Seling	Assistant Treasurer and Vice President	Chief Operations Officer and Administrative Vice President (WTIA)
John C. McDonnell	Chief Operations Officer, Assistant Treasurer and Vice President	Vice President (WTIA)
Lisa Druelinger	Chief Compliance Officer and AML Compliance Officer	Administrative Vice President (M&T)
John J. Kelley	Vice President	President (WFMC); Group Vice President and Chief Administrative Officer (WTIA)
Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

Affiliated Brokerage

For the fiscal year ended April 30, 2017, the Fund did not pay any brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

SHAREHOLDING INFORMATION

As of February 20, 2018, the Fund had 69,541,992 shares of Class I and 608,943 shares of Class A issued and outstanding. As of February 20, 2018, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	27.13%	19,029,448

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	25.40%	17,818,299

SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456	12.37%	8,680,339

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	9.66%	6,777,197

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Subramonian Shankar Norcross, GA 30092	0.15%	104,297

As of February 20, 2018, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, Rhode Island 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.